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                                                                    Exhibit 99.1

                                VCA Antech, Inc.
                          12401 West Olympic Boulevard
                              Los Angeles, CA 90064


                                 March 26, 2002

Jonathan G. Katz
Secretary
U.S. Securities and Exchange Commission
Judiciary Plaza
450 5th Street, N.W.
Washington, D.C. 20549

        Re:    Confirmation of Receipt of Assurances from Arthur Andersen LLP

Dear Mr. Katz:

Arthur Andersen LLP has audited the consolidated financial statements of VCA Antech, Inc. (the Company) as of December 31, 2001 and for the year then ended and has issued its report thereon dated February 21, 2002.

Please be advised that Arthur Andersen LLP has represented to the Company that the audit was subject to its quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Arthur Andersen LLP personnel working on the audit and availability of national office consultation. The availability of personnel at foreign affiliates of Arthur Andersen LLP to conduct relevant portions of the audit was not applicable to this audit.

Please do not hesitate to contact me if you have questions regarding this matter.

Respectfully submitted,


/s/ TOMAS W. FULLER
---------------------
Tomas W. Fuller
Vice President and Chief Financial Officer